Exhibit 10.2

TRUST AGREEMENT

THIS AGREEMENT is made effective July 1, 2006.

BETWEEN:

Mainland Resources Inc, a company duly incorporated under the laws of the State of Nevada and having an office 512 East 57th Avenue, Vancouver, BC, V5X 1S9.

(hereinafter called “MNLD”)

OF THE FIRST PART

AND:

Vijesh Harakh, an individual residing in the Province of British Columbia and having a address at 512 East 57th Avenue, Vancouver, BC, V5X 1S9.

(hereinafter called “Trustee”)

OF THE SECOND PART

WHEREAS:

A.

MNLD, pursuant to a property agreement dated April 19, 2006 (the “Property Agreement”) entered into among the parties hereto concurrently with this Trust Agreement, will purchase from the Trustee certain mineral claims in the Province of British Columbia (the “Claim”).

B.	MNLD, being a Nevada corporation cannot under British Columbia laws hold registered title to the Claim directly.
C.	MNLD and the Trustee now wish to enter into a trust agreement whereby Trustee would hold registered ownership of the Claim in trust for MNLD on the terms and conditions as hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual promises, covenants and agreements herein contained, and in consideration for agreeing to enter into the Property Agreement, the parties hereto agree as follows:

1. Representation and Warranties

1.	MNLD represents and warrants to Trustee that:
a.	MNLD is a body corporate duly incorporated, organized and validly subsisting under the laws of Nevada; and

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b.	MNLD has full power and authority enter into this Agreement and any agreement or instrument referred to or contemplated herein.
2.

Trustee represents and warrants to MNLD that the Trustee is legally capable and has the full power and authority to carry on as a trustee and to hold the Claim as a trustee on behalf of MNLD and to enter this Agreement any agreement or instrument referred to or contemplated herein.

3.

The representation and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and each party will indemnify and save the other party harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach or any representation, warranty, covenant, agreement or condition made by the other party and contained herein.

2.	Termination
1.	This Agreement will terminate on April 18, 2009 unless on or before that date, MNLD terminates in writing this Agreement.
2.	Trustee may terminate this Agreement if at any time MNLD fails to make any payment or file any assessment with a governmental or regulatory agencies as necessary to keep the Claim in good standing.
3.	Covenants of MNLD

MNLD will keep the claim free and clear of all liens, charges and encumbrances arising from their operations hereunder and in good standing by the doing and filing of all necessary work and by the doing of all other acts and things and making all other payments which may be necessary in that regard.

4.	Covenants of Trustee
1.	Trustee will not do any act or thing which would or might in any way adversely affect the rights of MNLD hereunder.
2.

Trustee will assist MNLD in making all necessary filings and payments required to be made by MNLD pursuant to section 3 of this Agreement, including filings required to be made on or through the BC Mineral Titles Online website.

3.	Trustee will transfer registered ownership of the Claim to MNLD or its authorized agent immediately on request made by MNLD, provided that MNLD will pay all transfer fees.
4.	Trustee will promptly provide MNLD with any and all notices and correspondence from government or regulatory agencies in respect of the Claim.

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5.	Further Assurances

The parties hereto agree that they and each of them will execute all documents and do all acts and things within their respective powers to carry out and implement the provisions or intent of this Agreement.

6.	Notice
1.

Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and will be given by the delivery or facsimile transmission or the same or by mailing the same by prepaid registered or certified mail in each case addressed as follows:

a.	if to MNLD

6010 Dundas St

Burnaby, British Columbia

Canada, V5B1B7

b.	if to Trustee

6010 Dundas St

Burnaby, British Columbia

Canada, V5B1B7

2.

Any notice, direction or other instrument aforesaid will, if delivered by courier or facsimile transmission, be deemed to have been given and received on the next business day following the day on which it was delivered or sent by facsimile, and if mailed, be deemed to have been given and received on the fifth business day following the day of mailing, except in the event of disruption of the postal services in which event notice will be deemed to be received only when actually received.

3.

Any party at any time give to the other notice in writing of any change of address of the party giving such notice and from and after the giving of such notice, the address or addresses of such party for the purpose of giving notice hereunder.

7.	Headings

The headings to the respective sections herein will not be deemed part of this Agreement but will be regarded as having been used for convenience only.

8.	Enurement

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

9.	Terms

The terms and provisions of this Agreement shall be interpreted in accordance with the laws of British Columbia.

10.	Entire Agreement

This agreement, together with the Property Agreement entered into between the parties concurrently herewith, constitutes the entire agreement between the parties and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether verbal or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein.

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11.	Time of Essence

Time will be of the essence in this Agreement.

12.	Enforcement of Agreement

The covenants, promises, terms and conditions contained herein will be binding upon the parties jointly and severally any may be enforced by each as against each other interests.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

Mainland Resources Inc.	Vijesh Harakh
Per: /s/ Vijesh Harakh	Per: /s/ Vijesh Harakh
President	Vijesh Harakh

Vijesh Harakh

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